CHANGE IN CONTROL SEVERANCE AGREEMENT
AMENDED AND RESTATED, AS OF NOVEMBER 8, 2022

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”) is entered into as of the 8th day of November, 2022 by and between PFSweb, Inc., a Delaware corporation (the “Company”) and Michael Willoughby (“Executive”).

WITNESSETH

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure Executive's continued services and to ensure Executive's continued and undivided dedication to his duties in the event of any threat or occurrence of a Change in Control (as defined in Section 1) of the Company; and

WHEREAS, the Company and the Executive are parties to that certain Change in Control Severance Agreement (the “2000 Agreement”) dated June 9, 2000; and

WHEREAS, on December 31, 2008, the Company and the Executive amended the Agreement (the “2008 First Amended Agreement”);

WHEREAS, the Company and the Executive seek to amend and restate the 2000 Agreement to incorporate the 2008 First Amended Agreement to update the Agreement to reflect the terms that the Company and the Executive have negotiated since the 2008 First Amended Agreement; and

NOW, THEREFORE, it is agreed that the 2000 Agreement and 2008 First Amended Agreement be and hereby are restated and amended into this Agreement as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

a.“Amended and Restated Executive Employment and Severance Agreement” shall mean the Amendment of Severance Executive Agreement entered into between the Company and the Executive.

b.“Board” means the Board of Directors of the Company.

c.“Bonus Amount” means the Executive’s target bonus for the 2022 fiscal year of the Company. For purposes of clarity, the term “target” in is inclusive of all incentive, target, time-based, and performance-based awards but excludes any transaction bonus.

d.“Cause” means (i) the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Company or delivering a Notice of

Termination for Good Reason to the Company) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties, or (ii) the willful engaging by Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates. For purpose of the preceding sentence, no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company (or upon the instructions of the Company’s chief executive officer or another senior officer of the Company) shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the entire Board (excluding Executive if Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i) or (ii) has occurred and specifying the particulars thereof in detail. The Company must notify Executive of any event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.

e.“Change in Control” has the meaning provided in Section 409A of the Code and the Regulations thereunder.

f.“Competitive Activity” shall mean engaging in the Restricted Business or the provision of related services to any person or entity engaged in the Restricted Business.

g.“Date of Termination” means (i) the effective date on which Executive’s employment by the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 6 or (ii) if Executive's employment by the Company terminates by reason of death, the date of death of Executive.

h.“Disability shall mean that an Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

i.Reserved
j.“Good Reason” means without Executive’s express written consent, the occurrence of any of the following events after a Change in Control:

i.(A) Any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph or (B) a material and adverse change in Executive's titles or offices (including, if applicable, membership on the Board) with the Company as in effect immediately prior to such Change in Control;

ii.a material reduction by the Company in Executive’s rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

iii.any requirement of the Company that Executive (A) be based anywhere more than thirty-five (35) miles from the office where Executive is located at the time of the Change in Control, if such relocation increases Executive's commute by more than twenty (20) miles, or (B) travel on Company business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change in Control;

iv.the failure of the Company to (A) continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which Executive is participating immediately prior to such Change in Control or the taking of any action by the Company which would adversely affect Executive's participation in or materially reduce Executive's benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits in the aggregate (at substantially equivalent cost with respect to welfare benefit plans), or (B) provide Executive with paid vacation in accordance with the most favorable vacation policies of the Company as in effect for Executive immediately prior to such Change in Control, including the crediting of all service for which Executive had been credited under such vacation policies prior to the Change in Control;

v.any refusal by the Company to continue to permit Executive to engage in activities not directly related to the business of the Company which Executive was permitted to engage in prior to the Change in Control;

vi.any purported termination of Executive’s employment which is not effectuated pursuant to Section 4 (and which will not constitute a termination hereunder); or

vii.the failure of the Company to obtain the assumption, (and, if applicable, guarantee) agreement from any successor (and, if applicable, Parent Corporation) as contemplated in Section 5.
For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the Good Reason Process (as defined below) following the occurrence of any of the events described in paragraphs (i) through (vii) above. “Good Reason Process” shall mean that: (A) the Executive reasonably determines in good faith that a “Good Reason” event has occurred; (B) the Executive notifies the Company in writing of the occurrence of the Good Reason event within 90 days of the occurrence of such event; (C) the Executive cooperates in good faith with the Company's efforts, for a period not less than 30 days following such notice, to modify the Executive's employment situation in a manner acceptable to the Executive and the Company; and (D) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to the Executive. If the Company cures the Good Reason event in a manner acceptable to the Executive during the 30-day period, Good Reason shall be deemed not to have occurred.

k.“Qualifying Termination” means a termination of Executive's employment (i) by the Company other than for Cause or (ii) by Executive for Good Reason. Termination of Executive's employment on account of death or Disability shall not be treated as a Qualifying Termination.
l.“Restricted Business” means providing eCommerce order fulfillment, call center, and order-to-cash management services, and any other business activity in which the Company is engaged in the Territory at any time during which the Company employed the Executive.

m.“Restricted Period” means the period during which the Company employs the Executive and the two-year period following the Executive’s separation of employment from the Company for any reason.

n.“Separation from Service” means a termination of the Executive’s employment with the Employer and its Affiliates for reasons other than death or Disability. A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Executive continues to provide some services for the Employer or its Affiliates after that date, provided that the facts and circumstances indicate that the Employer and the Executive reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. For purposes of this Agreement and any payment hereunder, a termination must meet the definition of a Separation from Service.

o.“Specified Employee” is an employee who, as of the employee's Date of Termination, is a key employee of the Employer within the meaning of Section 416(i)(l )(A)(i), (ii), or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on a Specified Employee Identification Date. If an Employee is a key employee as of a Specified Employee Identification Date, the Employee is treated as a key employee for purposes of the Agreement for the entire 12-month period beginning on the Specified Employee Effective Date.

p.“Specified Employee Identification Date” shall mean December 31 of each year.

q.“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets upon liquidation or dissolution.

r.“Termination Period” means the period of time beginning with a Change in Control and ending two (2) years following such Change in Control. Notwithstanding anything in this Agreement to the contrary, if (i) Executive’s employment is terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control; (ii) Executive reasonably demonstrates that such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control; and (iii) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then for purposes of this Agreement, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change in Control. For purposes of determining the timing of payments and benefits to Executive under Section 4, the date of the actual Change in Control shall be treated as Executive's Date of Termination under Section 1(g).

s.“Territory” means: (i) the state of domicile or incorporation of the Company; (ii) the state of domicile or incorporation of any Subsidiary of the Company; and (iii) any other state or country in which the Company is doing business while Company employs the Executive. Executive acknowledges and agrees that the Executive will be performing services for the Company throughout the Territory.

2.Obligation of Executive. In the event of a tender or exchange offer, proxy contest, or the execution of any agreement which, if consummated, would constitute a Change in Control,

Executive agrees not to voluntarily leave the employ of the Company, other than as a result of Disability or an event which would constitute Good Reason if a Change in Control had occurred, until the Change in Control occurs or, if earlier, such tender or exchange offer, proxy contest, or agreement is terminated or abandoned.

3.Term of Agreement. This Agreement shall be effective on the date hereof and shall continue in effect until the Company shall have given three (3) years’ written notice of cancellation; provided, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of two (2) years after a Change in Control, if such Change in Control shall have occurred during the term of this Agreement. Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Company terminates Executive’s employment prior to a Change in Control except as provided in Section 1(j).

4.Payments and Benefits.

t.Qualifying Termination – Severance. If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, then the Company shall pay to Executive:

i.within ten (10) days following the Date of Termination a lump-sum cash amount equal to the sum of (A) Executive's base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, (B) a pro rata portion of Executive's annual bonus for the fiscal year in which Executive's Date of Termination occurs in an amount at least equal to (1) Executive’s Bonus Amount, multiplied by (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), and reduced by (3) any amounts paid from the Company’s annual incentive plan for the fiscal year in which Executive's Date of Termination occurs, and (C), any compensation previously deferred by Executive other than pursuant to a tax -qualified plan (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid; plus

ii.within ten (10) days following the Date of Termination, a lump-sum amount (payable in cash or stock, at the Company’s sole discretion, rounded up to the next highest dollar or whole share, as the case may be) equal to two (2) times Executive’s Bonus Amount, plus the value of any Company-provided benefits under the Company's 401(k) Plan which Executive would have accrued in the two (2) years following the Date of Termination had he remained employed by the Company during such period, calculated assuming that both the Executive and the Company contributed the highest permissible amounts to the plans during such period.

iii.Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive's Date of Termination, the Executive is considered a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then (A) no such payment shall be payable prior to the date that is the earlier of (i) six months after the Executive's separation from service, or (ii) the Employee's death and (B) the Company agrees to place such payment in escrow with a third party escrow agent pending the release date set forth in the preceding clause (A). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

u.Qualifying Termination – Benefits. If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, the Company shall pay to the Executive for Executive (and Executive’s dependents, if applicable) a dollar amount (the “Benefit Payment”) in lieu of enrollment in the medical dental, accident, disability, and life insurance benefits.  The Company shall calculate the Benefit Payment by multiplying twenty-four (24) times the total monthly premium for individual policies (as mutually agreed upon) that provide benefit at a level that is substantially similar to the benefit levels in which the Executive was enrolled immediately preceding the Qualifying Termination.  Such Benefit Payment shall be paid in a lump-sum to the Executive within forty-five (45) days of the Executive’s termination. In addition, the Company will gross up the Benefit Payment at the highest marginal tax rate to account for taxes paid on such Benefit Payment.   Nothing in the

Section shall be interpreted to affect the Executive’s rights to continuation benefits under COBRA.

v.Nonqualifying Termination. If during the Termination Period the employment of Executive shall terminate other than by reason of a Qualifying Termination, then the Company shall pay to Executive within thirty (30) days following the Date of Termination, a lump-sum cash amount equal to the sum of (1) Executive’s base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, and (2) any compensation previously deferred by Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid. The Company may make such additional payments, and provide such additional benefits, to Executive as the Company and Executive may agree in writing.

w.Stock Options. In the event of a Change in Control, all options to purchase Company stock held by Executive (“Options”) which are not fully vested and exercisable shall become fully vested and exercisable as of a time established by the Board, which shall be no later than a time preceding the Change in Control which allows Executive to exercise the Options and cause the stock acquired thereby to participate in the Change in Control transaction. If the Change in Control transaction is structured such that stock participating therein at one time is or may be treated differently than stock participating therein at a different time (e.g. a tender offer followed by a squeeze-out merger, with differing forms or amounts of consideration), the Board shall interpret this paragraph (d) to provide for the required vesting acceleration in a manner designed to allow Executive to exercise the Options and cause the stock acquired thereby to participate in the earliest portion of the Change in Control transaction. If the consummation of a pending or threatened Change in Control transaction is uncertain (e.g. a tender offer in which the tender of a minimum number of shares is a condition to closing, or a voted merger or proxy contest in which a minimum number of votes is a condition to closing), the Board shall apply this paragraph (d) by using its best efforts to determine if and when the Change in Control transaction is likely to occur, and proceeding accordingly. To the extent necessary to implement this Section 4(d), each stock option agreement reflecting the Options, and each stock option plan relating to each such stock option agreement, if any, shall be deemed amended.

x.Certain Additional Payments by the Company.

i.Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4(e) (the “Payments”)) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income.

ii.Subject to the provisions of Section 4(e)(i), all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 4 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

y.Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

z.Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the Chase Manhattan Bank prime rate from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives Executive's statement for such fees and expenses through the date of payment thereof, regardless of whether or not Executive's claim is upheld by a court of competent jurisdiction: provided, however, Executive shall be required to repay any such amounts to the Company to the extent that a court issues a final order from which no appeal can be taken, or with respect to which the time period to appeal has expired, setting forth the determination that the position taken by Executive was frivolous or advanced by Executive in bad faith.

aa.Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its Subsidiaries, and if Executive's employment with the Company shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that any termination of Executive's employment during the Termination Period shall be subject to all of the provisions of this Agreement.

5.Successors; Binding Agreement.

ab.This Agreement shall not be terminated by any Business Combination. In the event of any Business Combination, the provisions of this Agreement shall be binding upon the Surviving Corporation, and such Surviving Corporation shall be treated as the Company hereunder.

ac.The Company agrees that in connection with any Business Combination, it will cause any successor entity to the Company unconditionally to assume (and for any Parent Corporation in such Business Combination to guarantee), by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption and guarantee prior to the effectiveness of any such Business Combination that constitutes a Change in Control, shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive’s employment were terminated following a Change in Control by reason of a Qualifying Termination. For purposes of implementing the foregoing, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by Executive.

ad.This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein: shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

6.Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Executive to the most recent address of such Executive on the books and records of the Company; and

If to the Company: PFSweb, Inc., Attention: Secretary, 500 North Central Expressway, Plano, TX 75074;

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

ae.A written notice of Executive’s Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than fifteen (15) (thirty (30), if termination is by the Company for Disability) nor more than sixty (60) days after the giving of such notice). The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

7.Full Settlement; Resolution of Disputes. The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company, and any severance plan of the Company. The Company's obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether Executive obtains other employment.

8.Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.

9.Survival. The respective obligations and benefits afforded to the Company and Executive as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 5 (to the extent that Payments are made to Executive as a result of a Change in Control that occurs during the term of this Agreement), 6, 7, 9, 11 and 12 shall survive the termination of this Agreement.

10.GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, OF SUCH PRINCIPLES OF ANY OTHER JURISDICTION WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

11.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

12.Restrictive Covenant. Without limitation of any other agreement of the Executive, and to protect the valid business interests of the Company, and in consideration of the Executive’s continued employment with the Company, the Executive covenants and agrees as follows:
af.Restrictive Covenants. During the Restricted Period,

i.Executive will not, whether directly or indirectly, and whether on his own behalf or as an employee, officer, director, consultant, advisor, agent, representative, shareholder, partner, independent contractor or in any capacity on behalf of any sole proprietorship, corporation, partnership, joint venture, person or other entity, engage in any Competitive Activity within the Territory, or have any direct or indirect ownership interest in any person or entity that engages in a Competitive Activity within the Territory, provided that the foregoing shall not prevent the beneficial ownership for investment purposes only of 5% or less of any class of equity securities of any public company listed on a national exchange;
ii.Executive will not, whether directly or indirectly, and whether on his own behalf or as an employee, officer, director, consultant, advisor, agent, representative, shareholder, partner, independent contractor or in any capacity on behalf of any sole proprietorship, corporation, partnership, joint venture, person or other entity which in any way competes with the Company or its business, solicit or attempt to solicit any client or customer of the Company or any person or entity which at any time during the six months prior to the termination of Executive’s employment was then a prospective client or customer of the Company;

iii.Executive will not attempt in any manner to persuade any of the clients or customers of the Company to cease doing business or reduce the amount of business which any of such customers has done or may contemplate doing with the Company; and

iv.Executive will not, whether directly or indirectly, and whether on his own behalf or as an employee, officer, director, consultant, advisor, agent, representative, shareholder, partner, independent contractor or in any capacity on behalf of any sole proprietorship, corporation, partnership, joint venture, person or other entity, employ any person who at any time during the Restricted Period is or was an employee of the Company.

ag.Acknowledgment by Executive. The Executive acknowledges that his position with the Company requires the performance of services which are, and will be, special, unique and extraordinary and such position places him, and will place him, in a position of confidence and trust with the customers of the Company, and confirms that the restrictive covenants contained in this Section 12 (including, without limitation, the size of the Territory and the length of the Restricted Period) are reasonably necessary to protect the legitimate business interests of the Company and its Subsidiaries, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that the Executive’s continued employment with the Company and the Company’s effort to mitigate the adverse tax consequences for the Executive under Internal Revenue Code Section 280G in the event of a Chane in Control under this Agreement is in consideration for the duties and obligations of the Executive hereunder, including the restrictive covenants contained in this Section 12, and that such consideration is sufficient, fair, and reasonable. The Executive further acknowledges and confirms that the Executive’s full, uninhibited, and faithful observance of each of the covenants contained in this Section 12 will not cause Executive any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair the Executive’s ability to obtain employment commensurate with the Executive’s abilities and on terms fully acceptable to Executive or otherwise to obtain necessary income. The Executive acknowledges and confirms that the

Executive’s special knowledge of the business of the Company and its Subsidiaries is such as would cause the Company and its Subsidiaries serious injury or loss if Executive were to use such knowledge to the benefit of a competitor or were to compete with the Company or its Subsidiaries in violation of the terms of this Section 12. The Executive further acknowledges that the covenants contained in this Section 12 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

ah.Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 12 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 12 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

ai.Extension of Time. If the Executive shall be in violation of any provision of this Section 12, then the covenants set forth in this Section 12 shall be extended for a period of time equal to the violation.

aj.Injunction. Both the Executive and the Company recognize and hereby acknowledge that a breach by the Executive of any of the covenants contained in Section 12 of this Agreement will cause irreparable harm and damage to the Company, and its Subsidiaries, the monetary amount of which may be virtually impossible to ascertain. As a result, and notwithstanding anything in this Agreement to the contrary including, the Executive recognizes and hereby acknowledges that the Company and its Subsidiaries shall be entitled to temporary, preliminary, and/or permanent injunctive relief without the necessity of posting a bond, from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 12 of this Agreement by the Executive or any of the Executive’s affiliates, associates, partners, or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may pursue at law or in equity. The existence of any claim or cause of action against the Company or its Subsidiaries, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants contained in this Section 12.

ak.Defend Trade Secrets Act of 2016. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent the Executive from sharing information and communicating in good faith, without prior notice to the Company, with the Executive’s attorney or federal, state or local government agency having jurisdiction over the Company or its operations in a manner consistent with the Defend Trade Secrets Act of 2016. The Executive is also hereby notified, in accordance with the Defend Trade Secrets Act of 2016, that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Executive represents and warrants the Executive has been notified by this Agreement that if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive and, if represented, Executive’s counsel: (x) files any document containing the trade secret under seal, does not challenge the confidentiality of any document filed under seal, and does not oppose any request to maintain the confidentiality of any document filed under seal following the conclusion of the litigation or otherwise; and (y) does not disclose the trade secret, other than to Executive’s counsel, except pursuant to court order.

13.Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

PFSweb, Inc.

By:    /s/ Thomas Madden

Name:     Thomas Madden

Title:    Chief Financial Officer

Board of Directors of
PFSweb, Inc.

By:    /s/ G Mercedes De Luca

Name:     G Mercedes De Luca

Title:    Board Member

EXECUTIVE:

/s/ Michael Willoughby